Pricing Supplement No. 129  Dated February 18, 2000
(To Prospectus Supplement dated September 17, 1999
and Prospectus dated September 17, 1999)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-85283

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount:  $38,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP:  61687Y EL7

Trade Date:  February 18, 2000

Settlement Date:  February 23, 2000

Maturity Date:  February 23, 2001

Price to Public (Issue Price): Varying prices relating to prevailing market prices.

Net Proceeds to Issuer:  $38,000,000 (100.00%)

Interest Rate (per annum):  6.80%

Interest Payment Date: Annually, at maturity February 23,
2001 (subject to Business Day convention described in the Prospectus Supplement).

Record Date(s):     (X) The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                  (   ) Other:

Day Count Basis:       (   )  30/360
                        (X)  Actual/360

Form:     (X)   Book-Entry Note (DTC)
         (  )   Certificated Note

Redemption:
 (X)  The Notes may not be redeemed prior to stated
maturity.
 (   )  The Notes may be redeemed.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Sinking Fund:  None

Right of Payment:
(    )  Subordinated   (X)  Unsubordinated

Original Issue Discount:  N/A
Amount of OID:  N/A
Yield to Maturity:  N/A
Interest Accrual Date:  N/A
Initial Accrual Period OID:  N/A

Amortization Schedule:  N/A

Denominations: $250,000 with $50,000 integral multiples thereafter.

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on
behalf of the Company.   The Company has agreed to indemnify
the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.